EXHIBIT 99.2

CDW Declares Cash Dividend of $0.0675 Per Share

Further Demonstrates Commitment to Delivering Value to Shareholders

VERNON HILLS, Ill., May 7, 2015 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW) today announced that its Board of Directors has declared a quarterly cash dividend of $0.0675 per common share to be paid on June 10, 2015 to all shareholders of record as of the close of business on May 26, 2015. Future dividends will be subject to Board approval.

"Our 2015 second quarter cash dividend is 59 percent higher than last year's," said Ann E. Ziegler, senior vice president & chief financial officer, CDW. "Annual dividend increases are an important component of our capital allocation strategy to deliver value to our shareholders just as we've delivered value to our customers and partners across the US and Canada for over 30 years."

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs more than 7,200 coworkers. For the trailing twelve months ended March 31, 2015, the company generated net sales of more than $12.0 billion. For more information, visit www.CDW.com.

Investor Inquiries

Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
investorrelations@cdw.com

Media Inquiries

Mary Viola
Vice President, Corporate Communications
847-968-0743
mediarelations@cdw.com

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